Exhibit 6

CONTRIBUTION AGREEMENT

This Contribution Agreement dated as of April 6, 2016, is by and between HMK Holdings, Inc. (“HMK”) and H C Crown, LLC (“HCC”).

WHEREAS, each of the Board of Directors of HMK and the Managing Member of HCC has authorized this transaction;

NOW, THEREFORE, the parties agree as follows:

1. Contribution. HMK hereby makes a capital contribution to HCC consisting of 40 million shares of Class A Common Stock of Crown Media Holdings, Inc. (the “Shares”).

2. Restrictions on Shares. HCC hereby accepts the Shares and acknowledges that the Shares will continue to be subject to that certain Stockholders Agreement dated as of June 29, 2010, by and among Hallmark Cards, Incorporated, Crown Media Holdings, Inc., and other parties.

3. Stock Power. HMK agrees to provide a Stock Power assigning the Stock to HCC or its designee as required.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HMK HOLDINGS, INC.

By:	/s/ Deanne R. Stedem
Title:	Vice President

H C CROWN, LLC

By:	/s/ Dwight C. Arn
Title:	Vice President